CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of this 10th day of January, 2013 by and between DSW Inc. (“Merchant”) and SB Capital Group, LLC ("Consultant").

Consultant shall act as Merchant's sole and exclusive agent to sell the Inventory listed on Schedule A, as such schedule may be amended from time to time by mutual agreement of the parties (“Inventory”) attached hereto (the “Consultancy”), and owned by Merchant by means of promotional sales, including but not limited to Pop Up stores. (the "Sale"). Consultant and Merchant agree as follows:

1.    EXCLUSIVE AGENCY. Consultant shall act as Merchant’s exclusive agent for the purpose of conducting the Sale of the Inventory. Merchant shall cooperate with Consultant in securing any licenses, in Merchant's name, relating to the Sale.

2.    DATES. The Consultancy shall commence on the execution of this Agreement (the “Consultancy Commencement Date”) and shall terminate upon the earlier of (i) sale of all the Inventory, (ii) termination of this Agreement by Merchant by providing thirty (30) days advance notice to Consultant or (iii) mutual agreement of Consultant and Merchant (the "Conclusion Date").

3.     CONSULTANT’S OBLIGATION TO MAXIMIZE THE RETURN. Consultant agrees to use its best efforts to maximize Sales and minimize expenses (Sales less cost of goods sold, less Expenses of Sale being the “Return”). Consultant shall advise Merchant as to the proper methods to maximize the Return.

4.     CONSULTANT'S COMPENSATION. Merchant shall pay to Consultant, as base compensation ("Base Compensation") an amount equal to two percent (2%) of the Sales. In addition, upon the termination of this Agreement, to the extent the Return is a positive amount, Merchant shall pay Consultant ten percent (10%) of any such positive amount (“Incentive Compensation.”) The Base Compensation shall be paid monthly in arrears (via offset to transfer of proceeds of Sale to Merchant), and the Incentive Compensation will be paid if earned within thirty days (30) of the Conclusion date.

5.     SALES. "Sales" shall mean all sales, excluding amounts paid for sales, excise, and gross receipts taxes, derived from the sale of the Inventory, and net of any returns or other similar reductions or offsets to Sales agreed upon by the parties. Sales shall also include any insurance proceeds received attributable to the Inventory. After consultation with Consultant, Merchant shall have the sole right to transfer merchandise from Inventory to its regular stores and on line business. Consultant shall not receive any compensation for merchandise so transferred and it will be excluded from the definition of Inventory as it pertains to this Consultancy. Also, Merchant after consultation with Consultant may reasonably add merchandise to this Consultancy and such merchandise shall be added to Inventory and will be subject to Consultants Base and Incentive Compensation fees.

6.    SCOPE OF AGENCY. It is understood that Consultant is acting only as Merchant's agent in the conduct of the Sale, and that all out-of-pocket costs, fees and expenses paid to third parties incurred by Consultant or Merchant relating to the Sale are the sole responsibility of Merchant. Consultant shall obtain Merchant's approval prior to authorizing any third party expenses in excess of twenty-five thousand dollars ($25,000).

7.    STORE OPERATION. Consultant shall conduct the Sales in the name of Merchant (or other name specified by Merchant) and on its behalf and the Sales shall be conducted as promotional events (subject to all legal requirements) as determined by Consultant and Merchant taking into account, among other things, Merchant’s goodwill, local laws and lease terms. Unless otherwise agreed to by the parties, Consultant shall conduct and advertise the Sales as “All Sales Are Final.”

8.    SALES TAXES. Consultant shall collect on Merchant’s behalf all sales, excise and gross receipt taxes (and not income taxes) payable to any taxing authority having jurisdiction and such taxes shall be added to the sales price and be paid by the customer at the time the Inventory is purchased by the customer. Consultant shall cooperate with Merchant and provide Merchant with such information and reports required to enable Merchant to remit all such taxes to the appropriate taxing authorities.

9.     CUSTOMER PAYMENT.    All sales during the Sale shall be for cash or upon bank credit cards, AMEX and/or Discover card and all other media as mutually agreed by Consultant and Merchant. Consultant shall transfer the proceeds of such sales to Merchant on a weekly basis net of the Base Compensation.

10.     SALE EXPENSES.    All expenses relating to the Sale shall be defined as the "Expenses of Sale" and unless otherwise agreed shall be paid directly by Merchant. On a weekly basis, Consultant shall present to Merchant a schedule of all expenses paid by Consultant on Merchant's behalf, including expenses incurred in preparation for the Sale, which Merchant shall reimburse to Consultant, promptly upon submission. The Expenses of Sale shall include all expenses relating to the Sale, including, but not limited to: (i) advertising; (ii) signing; (iii) personnel for the Sale; (iv) credit card or similar charges; (v) cost of transporting Inventory into the Store during the Sale; (vi) security; (vii) telephone; (viii) subject to Merchant’s pre- approval, Consultant's on-site supervision at a cost not to exceed $2,500 per week for each supervisor and $3,300 per week for each lead (lead initially will be Mitchell Skowronski), plus expenses and supervisory bonuses not to exceed 50% of weekly compensation, (ix) subject to Merchant’s pre- approval, bonus for store/sale employees, (x) costs of providing financial and advertising support (xi) warehousing and logistics support (xii) occupancy expenses for the various promotional sale sites (hotel, mall, tent, etc.) (xiii) fixturing (xiv) data capture, (xv) inventory shrinkage, and (xvi) other expenses directly attributable to the Sale reasonably authorized by Consultant. Consultant and Merchant shall mutually agree upon a budget for the warehouse and logistics center costs, budget(s) for each promotional sale, and a budget for other incidental costs as needed. Consultant shall not authorize any expenses in excess of the budget(s) without Merchant’s prior approval. The initial draft budget(s) are attached hereto as Schedule B, as such schedule may be amended from time to time by mutual agreement of the parties.

Expenses shall not include costs of Consultant’s or Merchant’s home office personnel salaries and or home office fixed expenses unless otherwise mutually agreed in the budgets. Consultant’s and Merchant’s expenses pertaining to home office travel costs relating to direct administration of the sale events and acquisition of the real estate locations shall be Expenses of Sale and included on Schedule B.

11.    BOOKS AND RECORDS. During the term of this Agreement and for a period of at least two (2) years thereafter, Consultant will maintain complete and accurate accounting records in connection with the transactions hereunder. Upon request from Merchant, Merchant shall be given reasonable access at reasonable times to Consultant’s premises and/or documentation as Merchant may reasonably request in order to assure Consultant’s compliance with the terms of this Agreement and the transactions contemplated hereunder.

12.    BACKGROUND CHECKS; PERSONNEL SCREENING. Background checks shall be performed on all personnel who will be involved in the Sale except in cases where temporary staffing companies are involved for a particular location and Merchant has agreed to waive such background checks for such location. Unless otherwise agreed to by the parties, Merchant shall perform all pre-employment screening and background checks on Consultant’s behalf and with Consultant’s coperation for all prospective personnel who will be involved in the Sale. Merchant shall provide such pre-employment screening and background check information to Consultant and Consultant will make all hiring decisions. Consultant shall not permit any one with a felony or midemeanor conviction (other than minor traffice violations) to be involved in the Sale without Merchant’s prior written consent, which consent may be withheld in Merchant’s sole discretion.

13.     RISK OF LOSS.     Consultant does not warrant or guarantee a certain Return or that the results of the Sale will be profitable to Merchant. Merchant shall insure against risk of loss of the Inventory while in Consultant’s care, custody or control.

14.     INSURANCE.

(a)    Merchant shall continue at its cost and expense until the Conclusion Date in such amounts as it currently has in effect, all of its casualty insurance and all of its liability insurance policies, including, but not limited to, its products liability, comprehensive public liability and auto liability insurance policies covering injuries to all persons and property in or in connection with its obligations under this Agreement.

(b)    Consultant shall maintain at its sole cost and expense until the Conclusion Date adequate workers compensation, liability, disability, unemployment and, automobile insurance as required under law for Consultant and all personnel engaged in Consultant’s obligations under this Agreement, including, without limitation, the types of insurance coverage and corresponding amounts as set forth on the attached insurance certificate of Consultant.

15.     CONSULTANT'S INDEMNITY. Consultant agrees to indemnify and hold harmless Merchant and its affiliates against all losses, liabilities, claims, costs, expenses, including, but not limited to, reasonable attorney's fees, investigative and discovery costs, settlements or judgments that may arise out of (i) any bodily injury, including death, or any damage or loss to property as a result of the breach of its obligations under this Agreement or Consultant's illegal acts and wanton misconduct, negligence or intentional acts or (ii) any pre-employment screening or background check performed by Merchant on Consultant’s behalf in connection with this Agreement. Merchant shall have the option, at Merchant’s request, to manage any and all claims that may arise from the Sale and the exercise of such option by Merchant shall not limit Consultant’s obligations to indemnify Merchant as provided above.

16.    MERCHANT'S INDEMNITY. Merchant agrees to indemnify and hold harmless Consultant and their affiliates against all losses, liabilities, claims, costs, expenses, including but not limited to reasonable attorney's fees, investigative and discovery costs, settlements or judgments that may arise out of any bodily injury including death, or any damage or loss to property as a result of the breach of its obligations under this Agreement or Merchant's illegal acts and wanton misconduct, negligence or intentional acts.

17.    REPORTS.    Merchant and Consultant shall jointly furnish reports on Inventory, Sales and such information regarding the Sale as Merchant and Consultant shall reasonably request.

18.    EARLY TERMINATION. In the event Merchant terminates this Agreement prior to the Sale of all the Inventory, Merchant will reimburse Consultant for its Expenses of Sale incurred (provided that they are of the type contemplated by Schedule B or otherwise approved by Merchant) and Base Compensation earned through such termination date.

19.     COMPLIANCE WITH LAWS. Consultant and Merchant shall comply with all federal, state and municipal laws, laws and regulations ("Laws") that are now or in the future applicable to Consultant and Merchant respectively as such laws pertain to the Sale contemplated by this Agreement. In addition, without limiting the foregoing, Consultant shall comply with all Laws and Payment Card Industry (PCI) Data Security Standards (DSS) with respect to the handling, storage, use or transmission of any Personally Identifiable Information (PII) and Privacy Restricted Confidential Information; provided, however, that Merchant shall be responsible for specifying and approving required procedures relating to the foregoing, including, without limitation, designated software and equipment, and Consultant will be presumed to have complied with the foregoing PCI / DSS and PII requirements provided that it follows Merchant’s specified instructions and procedures. For purposes of this Section 19, “Personally Identifiable Information” or “PII” means information or data that relates to a natural person who can be identified (A) from such information or data, or (B) from such information or data, in combination with other information or data that is in the possession of, or is likely to come into the possession of, any third party; and “Privacy Restricted Confidential Information” means any of the following, when made available to Consultant in connection with the Sale or this Agreement: credit and debit card numbers and cardholder data, PINs, bank account numbers, social security numbers, passport number, driver’s license or state or federal issued identification numbers, and any other similar information reasonably identified by Merchant as “Privacy Restricted Confidential Information.”

20.    CONSULTANT'S RESPONSIBILITIES. Consultant acknowledges that Merchant's objective is to maximize the value of the Inventory and minimize Expenses of Sale and agrees to operate the Sale pursuant to that objective. Consultant agrees that it will provide the following services and support to Merchant as Merchant’s agent and subject to Merchant’s review and approval, in addition to services and support provided for elsewhere in this Agreement:

(i)
Senior Management personnel to assist in the preparation of the Sale(s), warehousing, ticketing, transfers of inventory (including, without limitation, accounting for / reconciliation of inventory), build out of the stores, and set up.

(ii)	A Senior Liquidation supervisor as well as store supervisors and corporate office support.

(iii)	Consultation with Consultant's central organization and associated support services, including but not limited to MIS, human resources and real estate.

(iv)	Pricing of merchandise to maximize return.

(v) Develop Expenses of Sale budget(s).

(vi)	Coordination of display and store setup for the Sale including creating and obtaining signage.

(vii)
Design and preparation of all advertising and promotional materials and advertising and promotion planning and execution provided that Consultant shall obtain Merchant’s prior approval for all signage and advertising.

(viii)	Security and related services to protect the merchandise, fixtures and other valuables from theft and damage and safety and reasonable operating procedures to protect customers and employees.

(ix)	Obtaining and completing applications for the obtaining licenses, if applicable.

(x)	Coordination of store maintenance and housekeeping.

(xi)	Advise and counsel Merchant at Merchant's request on matters relating to merchandise, etc.

(xii)	Obtaining temporary staffing, if required.

(xiii)	Oversight of the operations of the warehouse.

(xiv) Customer data security, capture and transfer as determined by Merchant; Consultant shall use commerically reasonable security measures to secure and protect such data and acknowledges that Merchant shall have sole ownership of such data

(xv)	Coordination of banking and credit card activities

(xiv)	Implement any commerically resonable security controls and measures (e.g., physical security, Information Technology, data security, etc.) deemed necessary by Merchant.

(xvii)	Timely provide such monthly and other periodic financial information and reports as reasonably requested by Merchant relating to the transactions contemplated by this Agreement.

(xviii)	Coordination of physical inventories at such times and using such procedures as mutually agreed upon by Consultant and Merchant.

21.    REPRESENTATIONS AND WARRANTIES. Consultant represent and warrants the following: (a) consultant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to consummate the transactions hereunder, (b) consultant has the right, power and authority to execute and deliver this agreement and perform its obigations hereunder and has taken all necessary action required to authorize the execution, delivery, and performance of this Agreement and to perform its obligations hereunder, (c) this Agreement has been duly executed and delivered by Consultant in accordance with its terms, subject only to any applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No court order or decree of any federal, state, or local govenmental authority or regulatory body is in effect that would prevent, impair, or is required for Consultant's consummation of the transactions contemplated by this Agreement, and except as provided herein, no consent of any third party is required therefor. No contract or other agreement to which Consultant is a party or by which Consultant is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

Merchant represent and warrants the following: (a) Merchant is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the power and authority to consummate the transactions hereunder, (b) Subject to Merchant’s obligation to obtain Audit Committee approval, Merchant has the right, power and authority to execute and deliver this agreement and perform its obigations hereunder and has taken all necessary action required to authorize the execution, delvery, and performance of this Agreement and to perform its obligations hereunder, (c) this Agreement has been duly executed and delivered by Merchant in accordance with its terms, subject only to any applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No court order or decree of any federal, state, or local govenmental authority or regulatory body is in effect that would prevent, impair, or is required for Merchant's consummation of the transactions contemplated by this Agreement, and except as provided herein, no consent of any third party is required therefor. No contract or other agreement to which Merchant is a party or by which Merchant is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

22.    CONFIDENTIALITY. Each party will maintain in confidence all privileged and confidential information of the other party and the terms and conditions of this Agreement except to the extent such disclosure is authorized in advance in writing by the other party or otherwise is required by law or regulation to be disclosed.

23.    COUNTERPARTS; MODIFICATIONS.    This Agreement may be executed in counterpart originals and/or by facsimile transmission and may not be modified except in a writing executed by each of the parties.

24. NON-ASSIGNMENT; SUCCESSORS. Except as specifically provided in this paragraph, or upon written consent by the parties hereto, this Agreement shall not be assignable to the benefit of any person or entity other than the Merchant or Consultant. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors in interest of the respective parties hereto.

25.    NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

26.     SEVERABILITY.     In case any provision in or obligations under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby unless such invalidity, illegality or non-enforcement would be contrary to the manifest intention of the parties as contained herein.

27.    CONDITION PRECEDENT TO CONSULTANT'S OBLIGATIONS. Consultant acknowledges that Merchant is required to obtain its Audit Committee approval of this Agreement and that Merchant shall not be obligated undere this Agreement until such approval is obtained. In addition, Merchant reserves the right to cancel this Agreement prior to the Sale commencement date. Should such cancellation occur, Merchant shall reimburse Consultant for all reasonable, out of pocket Expenses of Sale incurred in preparation for the Sale provided that such Expenses of Sale are contemplated in the initial budget.

28.     GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio applicable to agreements made and to be performed entirely within such state, without giving effect to the conflict of laws principles thereof. Merchant and Consultant hereby consent and agree that jurisdiction and venue for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby shall be properly and exclusively in the state or federal courts located in and for Franklin County, Ohio, and expressly waive any and all rights which they may have or which may hereafter arise to contest the propriety of such choice of jurisdiction and venue.

29.    ENTIRE AGREEMENT.    This Agreement contains the entire agreement between the parties with respect to this transaction and supersedes and cancels all prior agreements or representations, written or oral, with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first set forth above.

List of Omitted Schedules

Schedule A. Inventory
Schedule B. Draft Budget

DSW will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SB CAPITAL GROUP, LLC            DSW INC.

By:/s/ James Thieken                    By:/s/Roger Rawlins

Title: SVP & Principal                Title: _SVP & GM dsw.com

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